Exhibit 99.1

Plum Creek Timber Company, Inc.
999 Third Avenue, Suite 4300
Seattle, Washington 98104
206 467 3600

News Release
For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
April 23, 2007	Media: Kathy Budinick 1-888-467-3751

Plum Creek Timber Company, Inc. Reports Results for First Quarter 2007

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced first quarter earnings of $45 million, or $0.25 per diluted share, on revenues of $369 million. Earnings for the first quarter of 2006 were $94 million, or $0.51 per diluted share, on revenues of $414 million. Prior year earnings included after-tax income of $2 million, or $0.01 per diluted share, for the cumulative effect of an accounting change. Excluding the effect of this change, prior year earnings were $92 million, or $0.50 per diluted share.

Cash provided by operating activities for the first quarter was $38 million after investing $31 million in working capital and placing $10 million in accounts for 1031 like-kind-exchange of real estate properties. The company ended the quarter with $210 million in cash and cash equivalents.

“Our results are consistent with our expectations, reflecting softer timber markets compared to the first quarter last year,” said Rick Holley, president and chief executive officer. “Clearly the decline in housing starts from an annual rate of over 2 million starts during the first quarter of last year to an annual rate closer to 1.5 million starts this year has led to lower lumber and sawlog demand. While commodity lumber prices are approximately 24 percent lower than the first quarter of last year, our average sawlog prices are down approximately 7 to 8 percent in most markets as timber prices are typically less volatile.

“While the near-term housing outlook remains unsettled, we believe that the underlying demographics of the nation speak to very healthy demand for new homes and wood products over the coming decade. Timber markets were fairly stable compared to the fourth quarter of 2006 and rural land markets remain attractive. These are exactly the market conditions that require patience and focus on execution to maximize results while continuing to grow the long-term value of our assets.”

Review of Operations

The Northern Resources segment reported operating profit of $19 million during the first quarter compared to $35 million during the same period of 2006, reflecting lower sawlog prices and harvest volumes. Over the past year, average sawlog prices in the segment

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Plum Creek Timber Company Reports Results

declined approximately 8 percent from relatively high levels experienced early in 2006. The company reduced its sawlog harvest during the first quarter of 2007, particularly in Oregon where some harvests were deferred rather than sold into temporarily weak markets. In contrast, the company increased harvest levels during the first quarter of 2006 to capture attractive log prices that prevailed at that time. As a result, the segment’s sawlog harvest was 17 percent lower for the first quarter of 2007 than the first quarter of 2006. Average pulpwood prices were unchanged compared to the first quarter of 2006 while pulpwood harvests were approximately 7 percent higher.

Operating profit in the Southern Resources segment was $46 million, down $4 million, compared to the same period of 2006. Average sawlog stumpage prices were approximately 11 percent lower than those in the first quarter of 2006 due to a combination of the lower-valued mix and reduced sawlog demand. Sawlog prices were down 7 to 8 percent in most areas while the mix differences resulted from a planned increase in the proportion of smaller-diameter sawlogs harvested. As expected, the company reduced its sawlog harvest in certain markets resulting in a 4 percent decline in the sawlog harvest during the first quarter compared to the prior year. Pulpwood markets improved over the past year and remained attractive during the first quarter. Average pulpwood prices were approximately 11 percent higher during the first quarter when compared to the same period of 2006. As a result, the company increased its Southern pulpwood harvest 19 percent compared to the first quarter of 2006.

The Real Estate segment reported revenue of $39 million and operating income of $21 million from the sale of approximately 16,600 acres of land. Rural land values remained firm and per-acre prices from these sales compared favorably with sales prices achieved during 2006. First quarter 2006 Real Estate segment revenue was $61 million and resulted in income of $44 million from the sale of approximately 21,800 acres of land and an $8 million conservation easement. The lower first quarter results are due to differences in the timing of land sales. The company expects higher revenues and cash flow from this segment during 2007 compared to 2006.

The Manufacturing segment reported a $1 million loss, down from the $8 million profit during the first quarter of 2006, reflecting lower sales volumes and lower lumber and plywood prices. While benchmark grades of lumber and structural panels experienced 24 and 28 percent price declines, respectively, over the past year, the company’s focus on specialty and industrial markets resulted in lower price volatility. The company’s lumber prices were approximately 16 percent lower than the first quarter of 2006, its plywood prices were approximately 12 percent lower and its medium density fiberboard prices increased approximately 10 percent compared to the first quarter of 2006.

Share Repurchase

During the quarter the company repurchased approximately 576,000 shares of common stock at an average price of $37.85 per share. As of March 31, 2007, the company had 176.8 million shares of common stock outstanding and $72 million remaining in its current share repurchase authorization.

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Plum Creek Timber Company Reports Results

Outlook

Harvest levels in the North are expected to decline from first quarter levels. Harvests are typically at their lowest during the second quarter of the year as thawing spring weather restricts harvesting activities in the Northern Resources segment. The Southern sawlog harvest is expected to be similar to the first quarter’s level while the company plans to reduce its Southern pulpwood harvest modestly as several pulp and paper customers have scheduled annual maintenance downtime during the coming quarter.

Demand for rural properties remains good and the company continues to expect Real Estate segment revenues for the year to be between $330 million and $350 million. Of this amount, between $30 and $40 million is projected to come from the sale of entitled properties on a small portion of the company’s high-value real estate. Second quarter revenues for the segment are expected to be between $75 million and $85 million.

The Manufacturing segment is expected to report a modest profit during the second quarter as it benefits from seasonally stronger product demand for lumber, industrial plywood and MDF products.

Second quarter earnings are expected to be between $0.30 and $0.35 per share. For the year the company continues to expect income from continuing operations between $1.40 and $1.60 per share.

“As we execute our strategies for long-term value creation, disciplined capital allocation remains our most important priority. We continually evaluate the best use of the cash we generate with the goals of delivering immediate value to shareholders while growing the per-share value of the company over time,” concluded Holley.

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, April 23, at 5:00 p.m. EDT (2:00 p.m. PDT). A live webcast of the conference call may be accessed through Plum Creek’s Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without internet access should dial 1-800-572-9852 at least 10 minutes prior to the start, referencing Plum Creek’s earnings. Those wishing to access the call from outside the United States/Canada should dial 1-706-645-9676, also referencing Plum Creek’s earnings. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-800-642-1687 or 1-706-645-9291 (international calls), using the code 7940179.

Supplemental financial information for Plum Creek operations, including statistical data, is available in the “Investors” information section of Plum Creek’s website at www.plumcreek.com.

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Plum Creek Timber Company Reports Results

Plum Creek is the largest and most geographically diverse private landowner in the nation, with more than 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

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PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter Ended
	March 31, 2007	March 31, 2006
	(In Millions, Except Per Share Amounts)
Revenues:
Timber	$209	$214
Real Estate	39	61
Manufacturing	115	134
Other	6	5

Total Revenues	369	414

Costs and Expenses:
Cost of Goods Sold:
Timber	134	121
Real Estate	17	16
Manufacturing	113	123
Other	1	1

Total Cost of Goods Sold	265	261

Selling, General and Administrative	29	28

Total Costs and Expenses	294	289

Other Operating Income (Expense), net	2	2

Operating Income	77	127

Interest Expense, net	36	31

Income before Income Taxes	41	96

Provision (Benefit) for Income Taxes	(4)	4

Income From Continuing Operations	45	92

Cumulative Effect of Accounting Change, net of tax	—	2

Net Income	$45	$94

Income From Continuing Operations per Share
- Basic	$0.26	$0.50
- Diluted	$0.25	$0.50

Net Income per Share
- Basic	$0.26	$0.51
- Diluted	$0.25	$0.51

Weighted Average Number of Shares Outstanding
- Basic	177.1	184.2
- Diluted	177.5	184.7

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2007	December 31, 2006
	(In Millions, Except Per Share Amounts)
ASSETS
Current Assets:
Cash and Cash Equivalents	$210	$273
Restricted Advance from Customer	—	4
Accounts Receivable	44	40
Like-Kind Exchange Funds Held in Escrow	10	—
Inventories	86	83
Deferred Tax Asset	7	7
Real Estate Development Properties	5	3
Assets Held for Sale	84	82
Other Current Assets	20	21

	466	513

Timber and Timberlands - Net	3,850	3,876
Property, Plant and Equipment - Net	210	216
Investment in Grantor Trusts	25	28
Other Assets	29	28

Total Assets	$4,580	$4,661

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$100	$125
Accounts Payable	36	42
Interest Payable	40	30
Wages Payable	12	27
Taxes Payable	16	24
Deferred Revenue	8	17
Other Current Liabilities	15	16

	227	281

Long-Term Debt	1,570	1,617
Lines of Credit	653	581
Deferred Tax Liability	22	25
Other Liabilities	64	68

Total Liabilities	2,536	2,572

Commitments and Contingencies

STOCKHOLDERS’ EQUITY

Preferred Stock, $0.01 par value, authorized shares - 75.0, outstanding - none	—	—
Common Stock, $0.01 par value, authorized shares - 300.6, outstanding (net of Treasury Stock) - 176.8 at March 31, 2007, and 177.1 at December 31, 2006	2	2
Additional Paid-In Capital	2,197	2,190
Retained Earnings	184	214
Treasury Stock, at cost, Common Shares - 10.1 at March 31, 2007, and 9.5 at December 31, 2006	(329)	(307)
Accumulated Other Comprehensive Income (Loss)	(10)	(10)

Total Stockholders’ Equity	2,044	2,089

Total Liabilities and Stockholders’ Equity	$4,580	$4,661

PLUM CREEK TIMBER COMPANY, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Quarter Ended
	March 31, 2007	March 31, 2006
	(In Millions)
Cash Flows From Operating Activities:
Net Income	$45	$94
Adjustments to Reconcile Net Income to
Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	33	31
Basis of Real Estate Sold	9	10
Deferred Income Taxes	(3)	1
Working Capital Changes Impacting Cash Flow:
Like-Kind Exchange Funds	(10)	29
Other Working Capital Changes	(31)	(20)
Expenditures for Real Estate Development	(2)	—
Other	(3)	(5)

Net Cash Provided By Operating Activities	38	140

Cash Flows From Investing Activities:
Capital Expenditures (Excluding Timberland Acquisitions)	(11)	(17)
Other	2	—

Net Cash Used In Investing Activities	(9)	(17)

Cash Flows From Financing Activities:
Dividends	(75)	(74)
Borrowings on Line of Credit	649	663
Repayments on Line of Credit	(577)	(663)
Principal Payments and Retirement of Long-Term Debt	(72)	—
Proceeds from Stock Option Exercises	5	2
Acquisition of Treasury Stock	(22)	—
Other	—	(1)

Net Cash Used In Financing Activities	(92)	(73)

Increase (Decrease) In Cash and Cash Equivalents	(63)	50
Cash and Cash Equivalents:
Beginning of Period	273	369

End of Period	$210	$419